                                                                  Exhibit 10.43

--------------------------------------------------------------------------------
                           ASSET PURCHASE AGREEMENT
--------------------------------------------------------------------------------



                                by and between

                         HOFFMAN COMMUNICATIONS, INC.

                         for the sale and purchase of

                                Station WDYL-FM





                         Dated as of February 10, 1999

                               TABLE OF CONTENTS

                                                               Page


1.0  RULES OF CONSTRUCTION.....................................  1

     1.1.    Defined Terms.....................................  1
     1.2.    Other Definitions.................................  4
     1.3.    Number and Gender.................................  5
     1.4.    Headings and Cross-References.....................  5
     1.5.    Computation of Time...............................  5


2.0  ASSETS TO BE CONVEYED.....................................  5


     2.1.  Purchased Assets....................................  5

           (a)    Licenses.....................................  5

           (b)    Equipment....................................  5
           (c)    Contracts and Agreements.....................  5

           (d)    Programming Materials........................  6

           (e)    Intellectual Property........................  6
           (f)    Intangible Property..........................  6
           (g)    Business Records.............................  7
           (h)    Station Records..............................  7


     2.2.  Excluded Assets.....................................  7


          (a)    Receivables...................................  7
          (b)    Cash and Investments..........................  7
          (c)    Insurance.....................................  7
          (d)    Employee Benefit Assets.......................  7
          (e)    Contracts.....................................  7
          (f)    Tax items.....................................  7
          (g)    Corporate Records.............................  8
          (h)    Real Property ................................  8
          (i)    Book Store Assets.............................  8


3.0  INITIAL ESCROW DEPOSIT....................................  8


4.0  PURCHASE PRICE AND METHOD OF PAYMENT.....................   8


     4.1.    Consideration.....................................  8

     4.2.    Payment at Closing................................  8
     4.3.    Allocation........................................  8

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                                       1



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

     4.4.    Seller's Liabilities..............................  9


5.0  HART-SCOTT-RODINO.........................................  9



6.0  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS........  9




      6.1.  Existence, Power and Identity......................  9
      6.2.  Binding Effect.....................................  9
      6.3.  No Violation.......................................  10
      6.4.  Conveyance of Assets...............................  10
      6.5.  Governmental Authorizations........................  10
      6.6.  Equipment..........................................  11
      6.7.  Contracts..........................................  11
      6.8.  Promotional Rights.................................  11
      6.9.  Insurance..........................................  12
     6.10.  Financial Statements...............................  12
     6.11.  Employees..........................................  13
     6.12.  Employee Benefit Plans.............................  13
     6.13   Real Property......................................  14
     6.14.  Environmental Protection...........................  14
     6.15.  Compliance with Law................................  15
     6.16.  Litigation.........................................  16
     6.17.  Insolvency Proceedings.............................  16
     6.18.  Sales Agreements...................................  17
     6.19.  Liabilities........................................  17
     6.20.  Sufficiency of Assets..............................  17
     6.21.  Related Parties....................................  18
     6.22.  Taxes..............................................  18
     6.23.  No Misleading Statements...........................  18


7.   BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.........  18


     7.1.    Existence and Power...............................  18

     7.2.    Binding Effect....................................  19
     7.3.    No Violation......................................  19
     7.4.    Litigation........................................  19
     7.5.    Licensee Qualifications...........................  19


8.   PRE-CLOSING OBLIGATIONS.................................... 19


     8.1.        Application for Commission Consent............  19

     8.2.        Access........................................  20
     8.3.        Operations Prior to Closing...................  20
     8.4.        Damage........................................  21

                                      2


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

          (a)    Risk of Loss..................................  21
          (b)    Failure of Broadcast Transmissions............  22
          (c)    Resolution of Disagreements...................  22



     8.5.        Administrative Violations.....................  23

     8.6.        Bulk Sales Act................................  23

     8.7.        Control of Station............................  23
     8.8.        Audit.........................................  23
     8.9.        Time Brokerage and Operating Agreement........  23
     8.10.       Closing Obligations...........................  23


9.   STATUS OF EMPLOYEES.......................................  23



     9.1.  Employment Relationship............................   23

     9.2.  Buyer's Right to Employ............................   24



10.  CONDITIONS PRECEDENT.....................................   24



     10.1.  Mutual Conditions.................................   24

          (a)    Approval of Assignment Application..........    24
          (b)    Absence of Litigation.......................    24
          (c)    Consulting Agreement........................    24
          (d)    Hart-Scott-Rodino...........................    24
          (e)    Noncompetition Agreement....................    24



     10.2.  Additional Conditions to Buyer's Obligation......    24

          (a)    Representations and Warranties..............    24
          (b)    Compliance with Conditions..................    25
          (c)    Discharge of Liens..........................    25
          (d)    Third-Party Consents........................    25
          (e)    Estoppel Certificates.......................    25
          (g)    Opinion of Seller's Counsel.................    25
          (h)    Final Order.................................    27
          (i)    Closing Documents...........................    27


     10.3.  Additional Conditions to Seller's Obligation.....    27

          (a)    Representations and Warranties.............     27
          (b)    Compliance with Conditions.................     27
          (c)    Opinion of Buyer's Counsel.................     27
          (d)    Assumption of Liabilities..................     28
          (e)    Payment....................................     28
          (f)    Closing Documents..........................     28



11.  CLOSING................................................     28



12.  PRORATIONS.............................................     29



     12.1.  Apportionment of Expenses.......................     29
     12.2.  Determination and Payment.......................     29



13.  POST-CLOSING OBLIGATIONS...............................     29



     13.1.  Collection of Accounts Receivable..............      29



     13.2.  Indemnification................................      30


          (a)    Buyer's Right to Indemnification............    30
          (b)    Seller's Right to Indemnification...........    30
          (c)    Procedure for Indemnification...............    30
          (d)    Assignment of Claims........................    31
          (e)    Indemnification Not Sole Remedy.............    31
          (f)    De minimis Amount...........................    32

     13.3.  Liabilities......................................    32



14.  DEFAULT AND REMEDIES....................................    32


     14.1.    Opportunity to Cure............................    32
     14.2.    Seller's Remedies..............................    32
     14.3.    Buyer's Remedies.... ..........................    32


15.  CANCELLATION OF AGREEMENT...............................    33


     15.1.  Failure to Close..................................   33
     15.2.  Designation for Hearing...........................   33


16.  GENERAL PROVISIONS.......................................   34

     16.1.   Brokerage.........................................  34
     16.2.   Fees..............................................  34
     16.3.   Notices...........................................  34
     16.4.   Assignment........................................  35
     16.5.   Exclusive Dealings................................  35
     16.6.   Third Parties.....................................  35
     16.7.   Indulgences.......................................  35
     16.8.   Survival of  Representations  and  Warranties.....  36
     16.9.   Prior Negotiations................................  36

                                       4

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
     16.10. Exhibits and Appendices............................  36
     16.11. Entire Agreement; Amendment........................  36
     16.12. Counsel............................................  36
     16.13. Governing Law, Jurisdiction........................  36
     16.14. Severability.......................................  37
     16.15. Counterparts.......................................  37
     16.16. Further Assurances.................................  37


                               TABLE OF EXHIBITS



EXHIBIT 1  --  Initial Escrow Agreement

EXHIBIT 2  --  Lease for Studio Site

EXHIBIT 3  --  Lease for Transmitter Site

                              TABLE OF SCHEDULES



SCHEDULE 2.1(c)(1)      Contracts

SCHEDULE 2.2            Excluded Assets

SCHEDULE 6.1            Seller's Places of Business

SCHEDULE 6.3            Litigation

SCHEDULE 6.4            Permitted Encumbrances

SCHEDULE 6.5            FCC Licenses

SCHEDULE 6.6            Equipment

SCHEDULE 6.8            Intellectual Property

SCHEDULE 6.9            Insurance

SCHEDULE 6.10           Financial Statements

SCHEDULE 6.11           Employees

SCHEDULE 6.12           Employment and Benefits Agreements

SCHEDULE 6.13           Real Property Leases

SCHEDULE 6.14           Environmental

SCHEDULE 6.21           Related Parties

                           ASSET PURCHASE AGREEMENT


     This Agreement, made and entered into as of this 10th day of February, 1999, by and between Hoffman Communications, Inc., a Virginia corporation ("Seller"), and Radio One, Inc., a Delaware corporation ("Buyer").



                               WITNESSETH THAT:

     WHEREAS, Seller is the licensee of Station WDYL-FM, 101.1 MHz, Chester, Virginia (the "Station"); and


     WHEREAS, the parties desire that Buyer purchase certain assets used or held for use in the operation of the Station and acquire the authorizations issued by the Federal Communications Commission (the "Commission") for the operation of the Station; and


     WHEREAS, the authorizations issued by the Commission may not be assigned to Buyer without the Commission's prior consent.


     NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties, intending to be legally bound, agree as follows:


1.0  RULES OF CONSTRUCTION.
     ---------------------



     1.1.  Defined Terms.
           -------------
           As used in this Agreement, the following terms shall have the following meanings:



     "Accounts Receivable" means the cash accounts receivable of Seller arising from Seller's operation of the Station prior to and immediately before the Closing.


     "Administrative Violation" means those violations described in Section 8.6 hereof.


     "Assignment Application" means the application on FCC Form 314 that Seller and Buyer shall join in and file with the Commission requesting its consent to the assignment of the FCC Licenses (as hereinafter defined) from Seller to Buyer.


     "Business Records" means all business records of Seller (including logs, public file materials and engineering records) relating to or used in the operation of the Station and not relating solely to Seller's internal corporate affairs.


     "Buyer" means Radio One, Inc., a Delaware corporation.


     "Buyer Documents" means those documents, agreements and instruments to be executed and delivered by Buyer in connection with this Agreement as described in Section 7.2.

     "Closing" means the consummation of the Transaction (as hereinafter defined).


     "Closing Date" means the date on which the Closing takes place, as determined by Section 11.


     "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.


     "Collection Period" means the 90-day period following the Closing Date during which Buyer shall collect the Accounts Receivable of Seller, subject to the provisions of Section 13.1.


     "Commission" means the Federal Communications Commission.


     "Communications Act" shall mean the Communications Act of 1934, as amended.


     "Contracts" means those contracts, leases and other agreements listed or described in Schedule 2.1(c)(1) which are in effect on the date hereof and which Buyer has agreed to assume, but not including Sales Agreements and Trade Agreements (as hereinafter defined).


     "Environmental Law" means any law, rule, order, decree or regulation of any Governmental Authority relating to pollution or protection of human health and the environment, including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Substances (as hereinafter defined) into ambient air, surface water, groundwater, land or other environmental media, and including without limitation all laws, regulations, orders and rules pertaining to occupational health and safety.


     "Equipment" means all tangible personal property and fixtures used or useful in the operation of the Station as described in Section 2.1(b).


     "Excluded Assets" means those assets excluded from the Purchased Assets and retained by the Seller, to the extent in existence on the Closing Date, as specifically described in Section 2.2.


     "FCC Licenses" means all licenses, pending applications, permits and other authorizations issued by the Commission for the operation of the Station listed on Schedule 6.5.


     "Final Order" means any action that shall have been taken by the Commission (including action duly taken by the Commission's staff, pursuant to delegated authority) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the
                                                --- ------
Commission with comparable effect shall be pending; and as to which the time for filing any such request, petition, appeal, certiorari or for the taking of any such sua sponte action by the Commission shall have expired or otherwise
     --- ------
terminated.

     "Financial Statements" means Seller's unaudited financial statements as described in Section 6.10.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, court or other entity that exercises executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Hazardous Substances" means any hazardous, dangerous or toxic waste, substance or material, as those or similar terms are defined in or for purposes of any applicable federal, state or local Environmental Law, and including without limitation any asbestos or asbestos-related products, oils, petroleum or petroleum-derived compounds, CFCS, or PCBs.

     "Initial Escrow Agent" means Media Venture Partners.

     "Initial Escrow Agreement" means the escrow agreement described in Section 3, the form of which is attached as Exhibit 1.

     "Initial Escrow Deposit" means the monies deposited with the Initial Escrow Agent described in Section 3.

     "Intangible Property" means all of Seller's right, title and interest in and to the goodwill and other intangible assets used or useful in or arising from the business of the Station as described in Section 2.1(f).

     "Intellectual Property" means all Seller's right, title and interest in and to the trademarks, tradenames, service marks, patents, franchises, copyrights, including registrations and applications for registration of any of them, slogans, jingles, logos, computer programs and software, trade secrets and similar materials and rights relating to the Station as listed on Schedule 6.8.

     "Knowledge of Buyer" means the actual knowledge, after reasonable inquiry of Buyer's senior management, and the books and records of Buyer.

     "Knowledge of Seller" means the actual knowledge, after reasonable inquiry of Seller's senior management, the books and records of the Station, and the actual knowledge of Hubert N. Hoffman, Jr.

     "Material Contracts" means those leases, contracts and agreements specifically designated in Schedule 2.1(c)(1) as being "Material Contracts."

     "Permitted Encumbrances" means those permitted liens or encumbrances to the Purchased Assets described in Section 6.4 and set forth on Schedule 6.4.

     "Purchase Price" shall mean the total consideration for the Purchased Assets as described in Section 4.1.

     "Purchased Assets" means those assets which are the subject matter of this Agreement that Seller shall sell, assign, transfer, convey and deliver to Buyer at Closing as described in Section 2.1.

     "Sales Agreements" means agreements entered into by Seller for the sale of time on the Station for cash, as described in Section 2.1(c)(2).

     "Seller" means Hoffman Communications, Inc., a Virginia corporation.

     "Seller Documents" means those documents, agreements and instruments to be executed and delivered by Seller in connection with this Agreement as described in Section 6.1.

     "Specified Event" means those broadcast transmission failures described in
Section 8.5(b).

     "Station" means WDYL-FM, 101.1 MHz, Chester, Virginia, but shall not be interpreted to mean WGGM-AM or WGCV-AM also owned or operated by Seller.

     "Studio Site" means the 1,872 square feet of offices and broadcast facilities located at Chester, Virginia as more particularly described in
Schedule 6.13.

     "Trade Agreements" means agreements entered into by Seller for the sale of time on the Station in exchange for merchandise or services, including those listed on Schedule 2.1(c)(1).

     "Trade Balance" means the difference between the aggregate value of time owed pursuant to the Trade Agreements and the aggregate value of goods and services to be received pursuant to the Trade Agreements, as computed in accordance with the Station's customary bookkeeping practices. The Trade Balance is "negative" if the value of time owed as of Closing exceeds the value of goods and services to be received. The Trade Balance is "positive" if the value of time owed as of Closing is less than the value of goods and services to be received.

     "Transaction" means the sale and purchase and assignments and assumptions contemplated by this Agreement and the respective obligations of Seller and Buyer set forth herein.

     "Transmitter Site" means the real estate located at 10300 Brightwood Avenue & 10610 Jefferson Davis Highway, Chesterfield County, Virginia that is currently used as the Station's transmitter site.

     1.2.  Other Definitions.    Other capitalized terms used in this Agreement
           -----------------
shall have the meanings ascribed to them herein.

     1.3.  Number and Gender.    Whenever the context so requires, words used in
           -----------------
the singular shall be construed to mean or include the plural and vice versa,
                                                                  ----------
and pronouns of any gender shall be construed to mean or include any other gender or genders.

     1.4.  Headings and Cross-References.  The headings of the Sections and
           -----------------------------
Paragraphs hereof, the Table of Contents, the Table of Exhibits, and the Table of Schedules have been included for convenience of reference only, and shall in no way limit or affect the meaning or interpretation of the specific provisions of this Agreement. All cross-references to Sections or Paragraphs herein shall mean the Sections or Paragraphs of this Agreement unless otherwise stated or clearly required by the context. All references to Schedules herein shall mean the Schedules to this Agreement. Words such as "herein" and "hereof" shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise stated or clearly required by the context. The term "including" means "including without limitation."

     1.5.  Computation of Time.    Whenever any time period provided for in this
           -------------------
Agreement is measured in "business days" there shall be excluded from such time period each day that is a Saturday, Sunday, recognized federal legal holiday, or other day on which the Commission's offices are closed and are not reopened prior to 5:30 p.m. Washington, D.C. time. In all other cases all days shall be counted.

2.0  ASSETS TO BE CONVEYED.
     ---------------------

     2.1.  Purchased Assets.    On the Closing Date, Seller shall sell, assign,
           ----------------
transfer, convey and deliver to Buyer free of all liens, encumbrances, mortgages, security interests of any kind or type whatsoever, all of Seller's assets used exclusively in the conduct of the business and operations of the Station (collectively referred to as the "Purchased Assets"), including, but not limited to, the following;

          (a)  Licenses.   The FCC Licenses, and all other transferrable
licenses, permits and authorizations issued by any other Governmental Authority that are used in or necessary for the lawful operation of the Station as currently operated by Seller.

          (b)   Equipment.   All tangible personal property and fixtures used or
held for the exclusive use in the operation of the Station, including the property and assets listed or described in Schedule 6.6, together with supplies, inventory, spare parts and replacements thereof and improvements and additions thereto made between the date hereof and the Closing Date (the "Equipment").

          (c)  Contracts and Agreements.    The Contracts, Sales Agreements and
Trade Agreements, subject to the following:

                (1) Buyer shall be obligated to assume only those Contracts that are listed in Schedule 2.1(c)(1) or that have been or will have been entered into in the ordinary course of the Station's business and in accordance with the terms of this Agreement, between the date hereof and the Closing Date, provided
that                                                                   --------
----
unless otherwise approved in writing by Buyer, the obligations of the Station or Seller under such Contracts entered into in the ordinary course of business after the date of this Agreement which do not exceed Five Thousand Dollars ($5,000) per annum per Contract or Twenty-five Thousand Dollars ($25,000) per annum in the aggregate or are terminable by the Station or Seller on not more than 30 days' notice.

                (2) Buyer shall be obligated to assume only those Sales Agreements that have been or will have been entered into in the ordinary course of business and in accordance with the terms of this Agreement at commercially reasonable rates and with terms of no longer than ten

(10) weeks, or if containing terms of longer than 10 weeks, are terminable by the Station on not more than 15 days' notice.

                (3) Buyer shall be obligated to assume only those Trade Agreements that are listed in Schedule 2.1(c)(1) or that have been or will have been entered into in the ordinary course of business and in accordance with the terms of this Agreement, between the date hereof and the Closing Date, and are
(i) immediately preemptible for cash time sales trade; (ii) require the provision of air time only on a "run of schedule" basis; and (iii) inure or will inure to the benefit of the Station. Notwithstanding the foregoing, Buyer shall not be obligated to assume Trade Agreements (including both those Trade Agreements listed on Schedule 2.1(c)(1) and those entered into in the ordinary course of business) that have an aggregate negative Trade Balance exceeding Five Thousand Dollars ($5,000).

                (4) Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contract or other agreement, undertaking or obligation if (i) an attempted assignment, without the consent required for such assignment, may constitute a breach thereof or may in any way have a material adverse effect on Seller's rights thereunder prior to Closing or Buyer's rights thereunder after Closing and (ii) such consent is notunless otherwise approved in writing by Buyer, the obligations of the obtained by Seller prior to Closing, provided, however, that
                                                        --------  -------
Seller will use its best efforts at its own expense to obtain all such consents prior to Closing.

          (d)  Programming Materials.    All programs, programming material, and
music libraries in whatever form or nature owned by Seller and used or intended for use in the operation of the Station.

          (e)  Intellectual Property.    All Seller's right, title and interest
in and to the Intellectual Property used in the operation of the Station.

          (f)  Intangible Property.    All of Seller's right, title and interest
in and to the goodwill and other intangible assets used or useful in or arising from the business of the Station, including all customer lists, and sales plans.

          (g)  Business Records.    All business records of Seller (including
logs, public file materials and engineering records) relating to or used in the operation of the Station and not relating solely to Seller's internal corporate affairs.

          (h)  Station Records.    All of the Station's proprietary information,
technical information and data, machinery and equipment warranties (to the extent such warranties are assignable), maps, plans, diagrams, blueprints, schematics, files, records, studies, data, lists, general accounting records, books of account, in whatever form, used or held for use for the business or operation of the Station, including filings with the FCC which relate to the Station.

          (i) Real Property Leases. Seller currently holds title to the Real Property described in Schedule 6.13 which is used as the Station's Studio Site and Transmitter Site. At Closing, Seller shall, at Buyer's option, lease the Studio Site to Buyer under a short-term arrangement and lease the Transmitter Site to Buyer under a long-term arrangement, pursuant to the terms of the leases attached hereto as Exhibits 2 and 3.

     2.2.  Excluded Assets.    There shall be excluded from the Purchased Assets
           ---------------
and retained by the Seller, to the extent in existence on the Closing Date, the following assets (the "Excluded Assets"):

          (a)  Receivables.    All Accounts Receivable, except to the extent
they are assigned on a limited basis pursuant to Section 13.

          (b)  Cash and Investments.    All cash and cash equivalents on hand or
in bank accounts and other cash items and investment securities of Seller on the Closing Date.

          (c)  Insurance.    All contracts of insurance (including any cash
surrender value thereof) and all insurance proceeds of settlement and insurance claims made by Seller on or before the Closing Date.

          (d)  Employee Benefit Assets.    All pension, profit sharing and
savings plans and trusts, and any assets thereof, except that any employee account balances under any plan qualified under Section 401(k) of the Code shall be promptly transferred to a plan qualified under Section 401(k) and, at Buyer's request, made available by or on behalf of Buyer if such employee is hired by Buyer, to the extent allowed under each such plan and applicable law.

          (e)  Contracts.   All contracts that will have terminated or expired
prior to Closing by their terms and all contracts, agreements, instruments, undertakings and obligations not expressly assumed by Buyer hereunder.

          (f)  Tax items.    All claims, rights and interest in and to any
refunds for federal, state or local taxes to which Seller is entitled for periods prior to the Closing Date.

          (g)  Corporate Records.    Seller's corporate minute books and other
books and records relating to internal corporate minutes.

          (h) Real Property.  Title to Seller's Real Property described in
Schedule 6.13 and Seller's other real property and leases.

          (i) Book Store Assets. All of Seller's assets used in the conduct of its business under the tradename of "New Life Christian Bookstore", accounts receivable, business records, intangible property (including trademarks and goodwill) and intellectual property.

3.0  INITIAL ESCROW DEPOSIT.    Simultaneously with the execution and delivery
     ----------------------
of this Agreement by both parties, Buyer has deposited with Media Venture Partners ("Initial Escrow Agent"), a cash deposit of Two Hundred Thousand Dollars ($200,000) (the "Initial Escrow Deposit"). The Initial Escrow Deposit shall be held in an interest-bearing account and disbursed by Initial Escrow Agent pursuant to the terms of an escrow agreement in the form attached hereto as

Exhibit 1 (the "Initial Escrow Agreement"), which Initial Escrow Agreement has been entered into by Seller, Buyer and Initial Escrow Agent simultaneously herewith.

4.0  PURCHASE PRICE AND METHOD OF PAYMENT.
     ------------------------------------

     4.1.  Consideration.    The total consideration for the Purchased Assets
           -------------
(the "Purchase Price") shall be Four Million Six Hundred Thousand Dollars ($4,600,000), payable as set forth in this Section 4.

     4.2.  Payment at Closing.    At Closing, Buyer shall pay:
           ------------------

          (a) Four Million Four Hundred Thousand Dollars ($4,400,000) (as adjusted pursuant to Sections 8.5 and 12.1) to Seller by wire transfer of same day funds pursuant to wire transfer instructions which shall be delivered by Seller to Buyer at least five business days prior to Closing.

          (b) Two Hundred Thousand Dollars ($200,000) to Seller by causing the Initial Escrow Agent to release the Initial Escrow Deposit to Seller by wire transfer of same day funds, with all interest earned on the Initial Escrow Deposit remitted to Buyer.

     4.3.  Allocation.    The Purchase Price shall be allocated to the Purchased
           ----------
Assets in accordance with an allocation schedule prepared by Buyer pursuant to
Section 1060 of the Code and mutually agreed upon by Seller and Buyer. Seller and Buyer shall use such allocation for tax accounting (including preparation of IRS Form 8594), and all other purposes. If Seller and Buyer have not agreed upon the allocation prior to the Closing Date, Closing shall take place as scheduled and any dispute shall be resolved by a qualified media appraiser mutually acceptable to Seller and Buyer, whose decision shall be final and whose fees and expenses shall be paid one-half by Seller and one-half by Buyer. If the allocation must be determined by a media appraiser, Seller and Buyer agree to cooperate in good faith so that such appraisal may be completed expeditiously.

     4.4.  Seller's Liabilities.    Buyer does not and shall not assume or be
           --------------------
deemed to assume, pursuant to this Agreement or otherwise, any agreements, liabilities, undertakings, obligations or commitments of Seller or the Station of any nature whatsoever except: (i) liabilities accruing after Closing under the Contracts, Sales Agreements and Trade Agreements listed in Schedule 2.1(c)(1) or otherwise expressly assumed by Buyer pursuant to, and subject to,
Section 2.1(c), provided, that, Buyer shall not assume liability for any
                --------  ----
breaches, violations or defaults under the Contracts, Sales Agreements and Trade Agreements that occurred prior to Closing; and (ii) prorated items that are to be paid by Buyer after Closing pursuant to Section 12.1.

5.0  HART-SCOTT-RODINO.   As promptly as practicable and no later than ten (10)
     -----------------
days following the execution of this Agreement, Seller and Buyer shall complete any filing that may be required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or shall mutually agree that no such filing is required. Seller and Buyer shall diligently take all necessary and proper steps and provide any additional information reasonably requested in order to comply with the requirements of such Act.

6.0  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.    Seller hereby makes
     --------------------------------------------------
to and for the benefit of Buyer, the following representations, warranties and covenants:

     6.1.  Existence, Power and Identity.    Seller is a corporation duly
           -----------------------------
organized and validly existing under the laws of the State of Virginia with full corporate power and authority (a) to own, lease and use the Purchased Assets as currently owned, leased and used, (b) to conduct the business and operation of the Station as currently conducted and (c) to execute and deliver this Agreement and each other document, agreement and instrument to be executed and delivered by Seller in connection with this Agreement (collectively, the "Seller Documents"), and to perform and comply with all of the terms, obligations and covenants to be performed and complied with by Seller hereunder and thereunder. The addresses of Seller's chief executive office and all of Seller's additional places of business, and all places where any of the tangible personal property included in the Purchased Assets is now located, or has been located during the past 180 days, are correctly listed in Schedule 6.1. Except as set forth in
Schedule 6.1, during the past five years, Seller has not been known by or used, nor, to the best of Seller's knowledge, has any prior owner of the Station been known by or used, any corporate, partnership, fictitious or other name in the conduct of the Station's business or in connection with the ownership, use or operation of the Purchased Assets.

     6.2.  Binding Effect.    The execution, delivery and performance by Seller
           --------------
of this Agreement has been and the Seller Documents will be duly authorized by all necessary corporate action, and copies of those authorizing resolutions, certified by Seller's Secretary shall be delivered to Buyer at Closing. No other corporate action by Seller is required for Seller's execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Seller to Buyer and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium and similar laws relating to or affecting creditors, and other obligees' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

     6.3.  No Violation.    Except as set forth on Schedule 6.3, none of (i) the
           ------------
execution, delivery and performance by Seller of this Agreement or any of the Seller Documents, (ii) the consummation of the Transaction, or (iii) Seller's compliance with the terms or conditions hereof will, with or without the giving of notice or the lapse of time or both, conflict with, breach the terms or conditions of, constitute a default under, or violate (x) Seller's articles of incorporation or bylaws, (y) any judgment, decree, order, consent, agreement, lease or other instrument (including any Contract, Sales Agreement or Trade Agreement) to which Seller is a party or by which Seller or any of its assets (including the Purchased Assets) or the Station is or may be legally bound or affected, or (z) any law, rule, regulation or ordinance of any Governmental Authority applicable to Seller or any of its assets (including the Purchased Assets) or the operation of the Station.

     6.4.  Conveyance of Assets.    At Closing, Seller shall convey to Buyer
           --------------------
good and marketable title to all the Purchased Assets, free and clear of all liens, pledges, collateral assignments, security interests, capital or financing leases, covenants, restrictions and encumbrances or other defects of title except: (i) the inchoate lien for current taxes or other governmental charges not yet due and payable and that will be prorated between Seller and Buyer pursuant to Section 12.1; and (ii) the Permitted Encumbrances.

     6.5.  Governmental Authorizations.    Except for the FCC Licenses, no
           ---------------------------
licenses, permits, or authorizations from any Governmental Authority are required to own, use or operate the Purchased Assets, to operate the Station or to conduct Seller's business as currently operated and conducted by Seller. The FCC Licenses are all the Commission authorizations held by Seller with respect to the Station, and are all the Commission authorizations used in or necessary for the lawful operation of the Station as currently operated by Seller. The FCC Licenses are in full force and effect, are subject to no conditions or restrictions other than those which appear on their face and are unimpaired by any acts or omissions of Seller, Seller's officers, employees or agents. Seller has delivered true and complete copies of all FCC Licenses to Buyer. There is not pending or, to the Knowledge of Seller, threatened, any action by or before the Commission or any other Governmental Authority to revoke, cancel, rescind or modify any of the FCC Licenses (other than proceedings to amend Commission rules of general applicability or otherwise affecting the broadcast industry generally), and there is not now issued, outstanding or pending or, to the Knowledge of Seller, threatened, by or before the Commission or any other Governmental Authority, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against Seller or otherwise with respect to the Station. The Station is operating in compliance with all FCC Licenses, the Communications Act of 1934, as amended (the "Communications Act"), and the current rules, regulations, policies and practices of the Commission. The Commission's most recent renewals of the FCC Licenses were not challenged by any petition to deny or any competing application. Seller has no knowledge of any facts relating to it that, under the Communications Act or the current rules, regulations, policies and practices of the Commission may cause the Commission to deny Commission renewal of the FCC Licenses or deny Commission consent to the Transaction.

     6.6.  Equipment.    Seller has good and marketable title, both legal and
           ---------
equitable, to the Equipment. The Equipment, together with any improvements and additions thereto and replacements thereof less any retirements or other dispositions as permitted by this Agreement between the date hereof and the Closing Date, will, at Closing, be all the tangible personal property delivered at Closing by Seller. Except as specifically indicated to the contrary in
Schedule 6.6, all Equipment is serviceable, in good operating condition (reasonable wear and tear excepted), and is not in imminent need of repair or replacement. All items of transmitting and studio equipment included in the Equipment (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice and (ii) will permit the Station to operate in accordance with the terms of the FCC Licenses.

     6.7.  Contracts.    Seller has made available to Buyer or its
           ---------
representatives complete and correct copies of all Contracts and Trade Agreements listed on Schedule 2.1(c)(1) hereto. The list of Trade Agreements on
Schedule 2.1(c)(1) is accurate and complete. Except for Sales Agreements and Trade Agreements that comply with the terms of this Agreement, Schedule 2.1(c)(1) includes all the contracts, leases, and agreements to which Seller is a party and which Buyer has agreed to assume, other than those contracts that will be performed in full prior to the Closing. To the Knowledge of Seller, each Contract is in full force and effect and is unimpaired by any acts or omissions of Seller, Seller's employees or agents, or Seller's officers. Except as set forth on Schedule 2.1(c)(1), there has not occurred as to any Contract any event of default by Seller or any event that, with notice, the lapse of time or otherwise, could become an event of default by Seller. There has not occurred as to any Contract any default by any other party thereto or any event that, with notice, the lapse of time or otherwise, or at the election of any person other than Seller, could become an event of default by such party. Those Contracts whose stated duration extends beyond the Closing Date will, at Closing, be in full force and effect, unimpaired by any acts or omissions of Seller, Seller's employees or agents, or Seller's officers. If any Contract requires the consent of any third party in order for Seller to assign that Contract to Buyer, Seller shall use its best efforts to obtain at its own expense such consent prior to Closing.

     6.8.  Promotional Rights.   The Intellectual Property set forth on Schedule
           ------------------
6.8 includes all call signs and trademarks that Seller is transferring to Buyer, used to promote or identify the Station. Except as set forth on Schedule 6.8, the Intellectual Property is in good standing and uncontested by any third party. Except as set forth on Schedule 6.8, Seller has no Knowledge of any infringement or unlawful or unauthorized use of those promotional rights, including the use of any call sign, slogan or logo by any broadcast or cable station in the Richmond metropolitan area that may be confusingly similar to those currently used by the Station. Except as set forth on Schedule 6.8, to the Knowledge of Seller, the operations of the Station do not infringe, and no one has asserted to Seller that such operations infringe, any copyright, trademark, tradename, service mark or other similar right of any other party.

     6.9.  Insurance.    Schedule 6.9 lists all insurance policies held by
           ---------
Seller with respect to the Purchased Assets and the business and operation of the Station. Such insurance policies are in full force and effect, all premiums with respect thereto are currently paid and Seller is in compliance with the terms thereof. Seller has not received any notice from any issuer of any such policies of its intention to cancel, terminate, or refuse to renew any policy issued by it. Seller will maintain the insurance policies listed on Schedule
6.9 in full force and effect through the Closing Date.

     6.10.  Financial Statements.
            --------------------

          (a) Seller has furnished Buyer with unaudited financial statements used by Seller in the preparation of its Federal tax returns and copies of its filed Federal tax returns ("Financial Statements") for fiscal years 1995, 1996, and 1997 as well as unaudited Financial Statements for September 30, 1998 and most recently available. The Financial Statements : (i) have been prepared on a consistent basis throughout the periods involved and as compared with prior periods; and (ii) fairly present Seller's financial position, income, expenses, assets, liabilities, and the results of operations of the Station as of the dates and for the periods indicated. Since December 31, 1997, there has been no material adverse change in the business, assets, properties or condition (financial or otherwise) of the business since the preparation of the most recent annual Financial Statement. No event has occurred and, Seller has no knowledge that prior to Closing, any event will have occurred that would make such Financial Statements misleading in any respect.

     (b) Except as reflected in the most recently available balance sheets, including the notes thereto or otherwise disclosed in this Agreement or the Schedules hereto, and except for the current liabilities and obligations incurred in the ordinary course of business of the Station (not including for this purpose any tort-like liabilities or breach of contract) since the date of the most recently available balance sheets, there exist no liabilities or obligations of Seller, contingent or absolute, matured or unmatured, known or unknown. Except as set forth on Schedule 6.10(b) since the date of the most recently available balance sheets, (i) Seller has not made any contract, agreement or commitment or incurred any obligation or liability (contingent or otherwise), except in the ordinary course of business and consistent with past business practices, (ii) there has not been any discharge or satisfaction of any obligation or liability owed by Seller, which is not in the ordinary course of business or which is inconsistent with past business practices, (iii) there has not occurred any sale of or loss or material injury to the business, or any material adverse change in the business or in the condition (financial or otherwise) of the Station, (iv) Seller has operated the business in the ordinary course and (v) Seller has not increased the salaries or any other compensation of any of its employees or agreed to the payment of any bonuses. The monthly balance sheets (i) have been prepared on a consistent basis throughout the periods involved and as compared with prior periods; and (ii) fairly present Company's financial position, income, expenses, assets, liabilities, and the results of operations of the Station as of the dates and for the periods indicated, subject to year end adjustments which do not materially affect the operations of Seller.

     6.11.  Employees.    Except as otherwise listed on Schedule 6.11, (i) no
            ---------
employee of the Station is represented by a union or other collective bargaining unit, no application for recognition as a collective bargaining unit has been filed with the National Labor Relations Board, and, to the Knowledge of Seller, there has been no concerted effort to unionize any of the Station's employees and (ii) Seller has no other written or oral employment agreement or arrangement with any Station employee, and no written or oral agreement concerning bonus, termination, hospitalization or vacation. Seller has delivered to Buyer a list of all persons currently employed at the Station together with an accurate description of the terms and conditions of their respective employment as of the date of this Agreement. Seller will promptly advise Buyer of any changes that occur prior to Closing with respect to such information.

     6.12.  Employee Benefit Plans.
            ----------------------

          (1) Except as described in Schedule 6.12, neither Seller nor any Affiliates (as defined below) have at any time established, sponsored, maintained, or made any contributions to, or been parties to any contract or other arrangement or been subject to any statute or rule requiring them to establish, maintain, sponsor, or make any contribution to, (i) any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder ("ERISA")) ("Pension Plan"); (ii) any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) ("Welfare Plan"); or (iii) any deferred compensation, bonus, stock option, stock purchase, or other employee benefit plan, agreement, commitment, or arrangement ("Other Plan"). Seller and the Affiliates have no obligations or liabilities (whether accrued, absolute, contingent, or unliquidated, whether or not known, and whether due or to become due) with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA), or Other Plan that is not listed in Schedule 6.12. For purposes of this Section 6.12, the term "Affiliate" shall include all persons under common control with Seller within the meaning of Sections 4001(a)(14) or (b)(1) of ERISA or any regulations promulgated thereunder, or Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code").

          (2) Each plan or arrangement listed in Schedule 6.12 (and any related trust or insurance contract pursuant to which benefits under such plans or arrangements are funded or paid) has been administered in all material respects in compliance with its terms and in both form and operation is in compliance with applicable provisions of ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1986 and regulations thereunder, and other applicable law. Each Pension Plan listed in Schedule 6.12 has been determined by the Internal Revenue Service to be qualified under Section 401(a) and, if applicable, Section 401(k) of the Code, and nothing has occurred or been omitted since the date of the last such determination that resulted or could result in the revocation of such determination. Seller and the Affiliates have made all required contributions or payments to or under each plan or arrangement listed in
Schedule 6.12 on a timely basis and have made adequate provision for reserves to meet contributions and payments under such plans or arrangements that have not been made because they are not yet due.

          (3) The consummation of this Agreement (and the employment by Buyer of former employees of Seller or any employees of an Affiliate) will not result in any carryover liability to Buyer for taxes, penalties, interest or any other claims resulting from any employee benefit plan (as defined in Section 3(3) of ERISA) or Other Plan. In addition, Seller and each Affiliate make the following representations (i) as to all of their Pension Plans: (A) neither Seller nor any Affiliate has become liable to the PBGC under ERISA under which a lien could attach to the assets of Seller or an Affiliate; (B) Seller and each Affiliate has not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA; and (C) Seller and each Affiliate has not made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in
Section 4201 of ERISA, and (ii) all group health plans maintained by the Seller and each Affiliate have been operated in material compliance with Section 4980B(f) of the Code.

          (4) The parties agree that Buyer does not and will not assume the sponsorship of, or the responsibility for contributions to, or any liability in connection with, any Pension Plan, any Welfare Plan, or Other Plan maintained by Seller or an Affiliate for its employees, former employees, retirees, their beneficiaries or any other person. In addition and not as a limitation of the foregoing, the parties agree that Seller and such Affiliate shall be liable for any continuation coverage (including any penalties, excise taxes or interest resulting from the failure to provide continuation coverage) required by Section 4980B of the Code due to qualifying events that occur after the Closing Date resulting from the transaction contemplated by this Agreement.

     6.13.  Real Property.  Seller holds title to the real property described in
            -------------
Schedule 6.13 (hereinafter "Real Property") which is used as the Station's Studio Site and Transmitter Site. Except as listed on Schedule 6.13, all of the improvements, and all heating and air conditioning equipment, plumbing, electrical and other mechanical facilities, and the roof, walls and other structural components which are part of, or located in, such improvements, are in good operating condition and repair, comply in all material respects with applicable zoning laws and the building, health, fire and environmental protection codes of all applicable governmental jurisdictions, and do not require any repairs other than normal routing maintenance to maintain them in good condition and repair. None of the improvements have any structural defects. No portion of the Real Property described in Schedule 6.13 is the subject of any condemnation or eminent domain proceedings currently instituted or pending, and to the Knowledge of Seller, no such proceedings are threatened. There are no condemnation, zoning or other land use regulations proceedings instituted or, to the Knowledge of Seller, planned to be instituted, which would materially affect the use and operations of the Real Property for any lawful purpose, and Seller has not received notice of any special assessment proceedings materially affecting the Real Property. The Real Property has direct and unobstructed access to all public utilities necessary for the uses to which the Real Property is currently devoted by Seller in the operation of the Station.

     6.14.  Environmental Protection.    Except as set forth on Schedule 6.14,
            ------------------------
(i) no Hazardous Substances have been treated, stored, used, released or disposed of on the Studio Site or Transmitter Site in any manner that would cause Buyer to incur material liability under any Environmental Laws; (ii) Seller is not liable for cleanup or response costs with respect to any present or past emission, discharge, or release of any Hazardous Substances; (iii) no "underground storage tank" (as that term is defined in regulations promulgated by the federal Environmental Protection Agency) is used in the operation of the Station or is located on the Studio Site or the Transmitter Site; (iv) there are no pending actions, suits, claims, legal proceedings or any other proceedings based on environmental conditions or noncompliance at the Studio Site or Transmitter Site, or any part thereof, or otherwise arising from Seller's activities involving Hazardous Substances; (v) there are no conditions, facilities, procedures or any other facts or circumstances at the Studio Site or Transmitter Site which constitute noncompliance with environmental laws or regulations; and (vi) there are no structures, improvements, equipment, activities, fixtures or facilities at the Studio Site or Transmitter Site which are constructed with, use or otherwise contain Hazardous Substances, including, but without limitation, asbestos or polychlorinated biphenyls.

     6.15.  Compliance with Law.    There is no outstanding complaint, citation,
            -------------------
or notice issued by any Governmental Authority asserting that Seller is in violation of any law, regulation, rule, ordinance, order, decree or other material requirement of any Governmental Authority (including any applicable statutes, ordinances or codes relating to zoning and land use, health and sanitation, environmental protection, occupational safety and the use of electric power) affecting the Purchased Assets or the business or operations of the Station, and Seller is in material compliance with all such laws, regulations, rules, ordinances, decrees, orders and requirements. Without limiting the foregoing:

          (a) The Station's transmitting and studio equipment is in material respects operating in accordance with the terms and conditions of the FCC Licenses, all underlying construction permits, and the rules, regulations, practices and policies of the Commission, including all requirements concerning equipment authorization and human exposure to radio frequency radiation.

          (b) Seller has, in the conduct of the Station's business, materially complied with all applicable laws, rules and regulations relating to the employment of labor, including those concerning wages, hours, equal employment opportunity, collective bargaining, pension and welfare benefit plans, and the payment of Social Security and similar taxes, and Seller is not liable for any arrears of wages or any tax penalties due to any failure to comply with any of the foregoing.

          (c) All ownership reports, employment reports, tax returns and other material documents required to be filed by Seller with the Commission or other Governmental Authority have been filed; such reports and filings are accurate and complete in all material respects; such items as are required to be placed in the Station's local public records file have been placed in such file; all proofs of performance and measurements that are required to be made by Seller with respect to the Station's transmission facilities have been completed and filed at the Station; and all information contained in the foregoing documents is true, complete and accurate.

          (d) The location of the Station's main studio complies with the FCC's rules.

          (e) Seller has paid to the Commission the regulatory fees due for the Station for the years 1994-98.

     6.16.  Litigation.    Except for proceedings affecting radio broadcasters
            ----------
generally and except as set forth on Schedule 6.3, there is no litigation, complaint, investigation, suit, claim, action or proceeding pending, or to the Knowledge of Seller, threatened before or by the Commission, any other Governmental Authority, or any arbitrator or other person or entity relating to the business or operations of the Station or to the Purchased Assets. Except as set forth on Schedule 6.3, there is no other litigation, action, suit, complaint, claim, investigation or proceeding pending, or to the Knowledge of Seller, threatened that may give rise to any claim against any of the Purchased Assets or adversely affect Seller's ability to consummate the Transaction as provided herein. Seller is not aware of any facts that could reasonably result in any such proceedings.

     6.17.  Insolvency Proceedings.    No insolvency proceedings of any
            ----------------------
character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller, the Station Assets or the Purchased Assets are pending or, to the Knowledge of Seller, threatened. Seller has not made an assignment for the benefit of creditors.

     6.18.  Sales Agreements.   The Sales Agreements in existence on the date
            ----------------
hereof have been entered into in the ordinary course of the Station's business, at rates consistent with Seller's usual past practices and each Sales Agreement is for a term no longer than 10 weeks or, if longer, is terminable by the Station upon not more than 15 days notice.

     6.19.  Liabilities.    There are no known liabilities or obligations of
            -----------
Seller relating to the Station, whether related to tax or non-tax matters, due or not yet due, except as and to the extent set forth on the most recent Financial Statements described in Section 6.10.

     6.20.  Sufficiency of Assets.    The Purchased Assets in conjunction with
            ---------------------
the leases referred to in Section 2.1(i) are and, on the Closing Date will be, sufficient to conduct the operation and business of the Station in the manner in which it is currently being conducted.

     6.21.  Related Parties.    Except as disclosed in Schedule 6.21 neither
            ---------------
Seller nor any shareholder, officer or director of Seller has any interest whatsoever in any corporation, firm, partnership or other business enterprise which has had any business transactions with Seller relating to the Purchased Assets or the Station, and no shareholder, officer or director of Seller has entered into any transactions with Seller relating to the Purchased Assets or the Station.

     6.22.  Taxes.    The Seller has timely filed with all appropriate
            -----
Governmental Authority all federal, state, commonwealth, local, and other tax or information returns and tax reports (including, but not limited to, all income tax, unemployment compensation, social security, payroll, sales and use, profit, excise, privilege, occupation, property, ad valorem, franchise, license, school and any other tax under the laws of the United States or of any state or any commonwealth or any municipal entity or of any political subdivision with valid taxing authority) due for all periods ended on or before the date hereof.
Seller has paid in full all federal, state, commonwealth, foreign, local and other governmental taxes, estimated taxes, interest, penalties, assessments and deficiencies (collectively, "Taxes") which have become due pursuant to such returns or without returns or pursuant to any assessments received by Seller. Such returns and forms are true, correct and complete in all material respects, and Seller has no liability for any Taxes in excess of the Taxes shown on such returns. Seller is not a party to any pending action or proceeding and, to the Knowledge of Seller, there is no action or proceeding threatened by any Governmental Authority against Seller for assessment or collection of any Taxes, and no unresolved claim for assessment or collection of any Taxes has been asserted against Seller.

     6.23.  No Misleading Statements.    No provision of this Agreement relating
            ------------------------
to Seller, the Station or the Purchased Assets or any other document, Schedule, Exhibit or other information furnished by Seller to Buyer in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading. In connection with the preparation of this Agreement and the documents, descriptions, opinions, certificates, Exhibits, Schedules or written material prepared by Seller and appended hereto or delivered or to be delivered hereunder, Seller represents and warrants that it has disclosed, and agrees it will continue to disclose to Buyer, any fact that Seller is obligated to disclose to assure the continuing accuracy of the representations and warranties contained in this Section 6. All Exhibits and Schedules attached hereto are materially accurate and complete as of the date hereof.

7.0  BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.    Buyer hereby makes to
     -------------------------------------------------
and for the benefit of Seller, the following representations, warranties and covenants:

     7.1.  Existence and Power.    Buyer is a corporation duly organized,
           -------------------
validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to assume and perform this Agreement, and as of the Closing Date will be authorized to do business in the State of Virginia.

     7.2.  Binding Effect.    The execution, delivery and performance by Buyer
           --------------
of this Agreement, and each other document, agreement and instrument to be executed and delivered by

Buyer in connection with this Agreement (collectively, the "Buyer Documents") has been or will be duly authorized by all necessary corporate action, and copies of those authorizing resolutions, certified by Buyer's Secretary shall be delivered to Seller at Closing. This Agreement has been, and each of the Buyer Documents will be, duly and validly executed and delivered by Buyer to Seller and constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium and similar laws relating to or affecting creditors' and other obligees' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

     7.3.  No Violation.    None of (i) the execution, delivery and performance
           ------------
by Buyer of this Agreement or any of the Buyer Documents, (ii) the consummation of the Transaction, or (iii) Buyer's compliance with the terms and conditions hereof will, with or without the giving of notice or the lapse of time or both, conflict with, breach the terms or conditions of, constitute a default under, or violate (x) Buyer's articles of incorporation or by-laws or (y) any judgment, decree, order, consent agreement, lease or other instrument to which Buyer is a party or by which Buyer is legally bound.

     7.4.  Litigation.    There is no litigation, action, suit, complaint,
           ----------
proceeding or investigation, pending or, to the Knowledge of Buyer, threatened that may adversely affect Buyer's ability to consummate the Transaction as provided herein.

     7.5.  Licensee Qualifications.    To the Knowledge of Buyer there is no
           -----------------------
fact that would, under the rules and regulations of the Commission, disqualify Buyer from being the assignee of the FCC Licenses or the owner and operator of the Station. Should Buyer become aware of any such fact, it will so inform Seller, and Buyer will use commercially reasonable efforts to remove any such disqualification.

8.0  PRE-CLOSING OBLIGATIONS.   The parties covenant and agree as follows with
     -----------------------
respect to the period prior to Closing:

     8.1.  Application for Commission Consent.    Within five (5) business days
           ----------------------------------
from the date of this Agreement, Seller and Buyer shall join in and file the Assignment Application, and they shall diligently take all steps necessary or desirable and proper expeditiously to prosecute the Assignment Application and to obtain the Commission's determination that grant of the Assignment Application will serve the public interest, convenience and necessity. The failure by either party to timely file or diligently prosecute its portion of the Assignment Application shall be deemed a material breach of this Agreement. Each party shall promptly provide the other with a copy of any pleading, order or other document served on the other relating to the Assignment Application. In the event that Closing occurs prior to a Final Order, then each party's obligations hereunder shall survive the Closing.

     8.2.  Access.    Between the date hereof and the Closing Date, Seller shall
           ------
give Buyer and representatives of Buyer reasonable access to the Purchased Assets, the Station, the employees of Seller and the Station and the books and records of Seller relating to the business and operations of the Station. It is expressly understood that, pursuant to this Section, Buyer, at its expense, shall be entitled to conduct such engineering inspections of the Station, such environmental assessments and surveys of the Studio Site and the Transmitter Site, and such reviews of the Station's financial records as Buyer may desire, so long as the same do not unreasonably interfere with Seller's operation of the Station. No inspection or investigation made by or on behalf of Buyer, or Buyer's failure to make any inspection or investigation, shall affect Seller's representations, warranties and covenants hereunder or be deemed to constitute a waiver of any of those representations, warranties and covenants.

     8.3. Material Adverse Changes; Financial Statements.  Through the Closing
          -----------------------------------------------
Date:

          (a) Seller shall promptly notify Buyer of any event of which Seller obtains knowledge which has caused or is likely to cause a material adverse change to the financial condition or operation of the Station.

          (b) Seller shall furnish to Buyer (i) monthly Financial Statements for Seller and (ii) such other reports as Buyer may reasonably request relating to Seller. Each of the Financial Statements delivered pursuant to this Section 8.3(b) has been prepared consistently during the periods covered (except as disclosed therein).

     8.4.  Operations Prior to Closing.    Between the date of this Agreement
           ---------------------------
and the Closing Date:

          (a) Seller shall operate the Station in a manner consistent with Seller's and the Station's past practice and in compliance with all applicable laws, regulations, rules, decrees, ordinances, orders and requirements of the Commission and all other Governmental Authority. Seller shall promptly notify Buyer of any actions or proceedings that from the date hereof are commenced against Seller or the Station or, to the Knowledge of Seller, against any officer, director, employee, consultant, agent or other representative of Seller with respect to the business of the Station or the Purchased Assets.

          (b) Seller shall: (i) use the Purchased Assets only for the operation of the Station; (ii) maintain the Purchased Assets in substantially their present condition (reasonable wear and tear in normal use and damage due to unavoidable casualty excepted); (iii) replace and/or repair the Purchased Assets as necessary in the ordinary course of business; (iv) maintain all inventories of supplies, tubes and spare parts at levels at least equivalent to those existing on the date of this Agreement; and (v) promptly give Buyer written notice of any unusual or materially adverse developments with respect to the Purchased Assets or the business or operations of the Station.

          (c) Seller shall maintain the Station's Business Records in the usual, regular and ordinary manner, on a basis consistent with prior periods.

          (d) Seller shall not: (i) sell, lease, encumber or otherwise dispose of any Purchased Assets or any interest therein except in the ordinary course of business and only if any property disposed of is replaced by property of like or better value, quality and utility prior to Closing; (ii) cancel, terminate, modify, amend or renew any of the Contracts without Buyer's express prior written consent; (iii) increase the compensation payable or to become payable to any employee of the Station; or (iv) except to the extent expressly permitted in Section 2.1(c), enter into any Contract or other agreement, undertaking or obligation or assume any liability that may impose any obligation on Buyer after Closing, whether Seller is acting within or outside of the ordinary course of the Station's business, without Buyer's prior written consent.

          (e) Seller and the Station will enter into Sales Agreements only in the ordinary course of the Station's business at commercially reasonable rates and each such Sales Agreement shall have a term not longer than 10 weeks or, if longer, shall be terminable by the Station upon not more than 15 days notice.

          (f) Seller and the Station will enter into Trade Agreements only in the ordinary course of the Station's business and only if such Trade Agreements are (i) immediately preemptible for cash time sales trade; (ii) require the provision of air time only on a "run of schedule", basis; and (iii) inure or will inure to the benefit of the Station.

          (g) Seller shall use its best efforts to preserve the operations, organization and reputation of the Station intact, by continuing to make expenditures and engage in activities designed to promote the Station and encourage the purchase of advertising time on the Station in a manner consistent with Seller's past practices. Seller shall use its best efforts to preserve the goodwill and business of the Station's advertisers, suppliers and others having business relations with the Station, and to continue to conduct financial operations of the Station, including credit and collection policies, with no less effort, as in the prior conduct of the business of the Station.

          (h) Seller shall not issue, sell or deliver any shares of stock of Seller or grant any options, warrants or other rights to acquire the stock of Seller.

          (i) Seller shall not make or agree to any material amendment to any FCC License relating to the Station.

          (j) except as required by law, adopt any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, severance or other employee benefit plan, payment or arrangement or enter into any employment, consulting or management contract.

          (k) merge or consolidate with any other corporation, acquire control of any other corporation or business entity, or take any steps incident to, or in furtherance of, any of such actions, whether by entering into an agreement providing therefore or otherwise.

          (l) solicit, either directly or indirectly, initiate, encourage or accept any offer for the purchase or acquisition of the Purchased Assets by any party other than Buyer.

          (m) terminate without comparable replacement or fail to renew any insurance coverage applicable to the assets or properties of Seller.

          (n) take any action or fail to take any action that would cause the Seller to breach the representations, warranties and covenants contained in this Agreement.

     8.5.  Damage.
           ------

          (a)  Risk of Loss.    The risk of loss or damage, confiscation or
condemnation of the Purchased Assets shall be borne by Seller at all times prior to Closing. In the event of material loss or damage, Seller shall promptly notify Buyer thereof and use its best efforts to repair, replace or restore the lost or damaged property to its former condition as soon as possible. If the cost of repairing, replacing or restoring any lost or damaged property is Twenty Thousand Dollars ($20,000) or less, and Seller has not repaired, replaced or restored such property prior to the Closing Date, Closing shall occur as scheduled and Buyer may deduct from the Purchase Price paid at Closing the amount necessary to restore the lost or damaged property to its former condition. If the cost to repair, replace, or restore the lost or damaged property exceeds Twenty Thousands Dollars ($20,000), and Seller has not repaired, replaced or restored such property prior to the Closing Date to the satisfaction of Buyer, Buyer may, at its option:

          (1) elect to consummate the Closing in which event Buyer may deduct from the Purchase Price paid at Closing the amount necessary to restore the lost or damaged property to its former condition in which event Seller shall be entitled to all proceeds under any applicable insurance policies with respect to such claim; or

          (2) elect to postpone the Closing, with prior consent of the Commission if necessary, for such reasonable period of time (not to exceed ninety (90) days) as is necessary for Seller to repair, replace or restore the lost or damaged property to its former condition.

     If, after the expiration of such extension period the lost or damaged property has not been fully repaired, replaced or restored to Buyer's satisfaction, Buyer may terminate this Agreement, in which event the Initial Escrow Deposit and all interest earned thereon shall be returned to Buyer and the parties shall be released and discharged from any further obligation hereunder.

          (b)  Failure of Broadcast Transmissions  .   Seller shall give prompt
written notice to Buyer if any of the following (a "Specified Event") shall occur and continue for a period of more than four (4) consecutive hours: (i) the transmission of the regular broadcast programming of the Station in the normal and usual manner is interrupted or discontinued; or (ii) the Station is operated at less than its licensed antenna height above average terrain or at less than eighty percent (80%) of its licensed effective radiated power. If, prior to Closing, the Station is not operated at its licensed operating parameters for more than thirty-six (36) hours (or, in the event of force majeure or utility
                                                     ----- -------
failure affecting generally the market served by the Station, ninety-six (96) hours), whether or not consecutive, during any period of thirty (30) consecutive days, or if there are three (3) or more Specified Events each lasting more than four (4) consecutive hours, then Buyer may, at its option: (i) terminate this Agreement, or (ii) proceed in the manner set forth in Paragraph 8.5(a)(1) or 8.5(a)(2). In the event of termination of this Agreement by Buyer pursuant to this Section, the Initial

Escrow Deposit together with all interest accrued thereon shall be returned to Buyer and the parties shall be released and discharged from any further obligation hereunder.

          (c)  Resolution of Disagreements  .   If the parties are unable to
agree upon the extent of any loss or damage, the cost to repair, replace or restore any lost or damaged property, the adequacy of any repair, replacement, or restoration of any lost or damaged property, or any other matter arising under this Section, the disagreement shall be referred promptly to a qualified consulting communications engineer mutually acceptable to Seller and Buyer who is a member of the Association of Federal Communications Consulting Engineers, whose decision shall be final, and whose fees and expenses shall be paid one-half each by Seller and Buyer.

     8.6.  Administrative Violations.     If Seller receives any finding, order,
           -------------------------
complaint, citation or notice prior to Closing which states that any aspect of the Station's operation violates or may violate any rule, regulation or order of the Commission or of any other Governmental Authority (an "Administrative Violation"), including, any rule, regulation or order concerning environmental protection, the employment of labor or equal employment opportunity, Seller shall promptly notify Buyer of the Administrative Violation, use its best efforts to remove or correct the Administrative Violation, and be responsible prior to Closing for the payment of all costs associated therewith, including any fines or back pay that may be assessed.

     8.7.  Bulk Sales Act.       Seller shall be responsible for compliance with
           --------------
the provisions of any bulk sales statute applicable to the Transaction, and shall indemnify and hold Buyer harmless from and against any claims, actions, liabilities and all costs and expenses, including reasonable legal fees, incurred or suffered by Buyer as a result of the failure to comply with any such statute.

     8.8.  Control of Station.    The Transaction shall not be consummated until
           ------------------
after the Commission has given its written consent thereto and between the date of this Agreement and the Closing Date, Seller shall control, supervise and direct the operation of the Station.

     8.9. Cooperation with Respect to Financial and Tax Matters.  Between the
          -----------------------------------------------------
date hereof and the Closing Date, Seller, its shareholders, officers, directors and employees shall cooperate and Seller shall cause its accountant to cooperate with Buyer for the purpose of preparing Financial Statements reviewed by Buyer's independent accountants for purposes of including such statements in any reports filed by Buyer with any Governmental Authority. Buyer shall be permitted to disclose the unaudited Financial Statements for 1995, 1996, 1997 and 1998 as well as unaudited Financial Statements for any period subsequent to 1998 available prior to Closing in any reports filed by the Buyer with any Governmental Authority.

     8.10.  Closing Obligations.    Seller and Buyer shall make commercially
            -------------------
reasonable efforts to satisfy the conditions precedent to Closing.

9.0  STATUS OF EMPLOYEES.       All Station employees shall be and remain
     -------------------
Seller's employees, with Seller having full authority and control over their actions, and Buyer shall not assume the status of an employer or a joint employer of, or incur or be subject to any liability or obligation of an employer with respect to, any such employees unless and until actually hired by

Buyer. Seller shall be solely responsible for any and all liabilities and obligations Seller may have to its employees, including, compensation, severance pay and accrued vacation time and sick leave. Seller shall be solely responsible for any and all liabilities, penalties, fines or other sanctions that may be assessed or otherwise due under such laws on account of the Transaction and the dismissal or termination of any of Seller's employees.

10.0 CONDITIONS PRECEDENT.
     --------------------

     10.1.  Mutual Conditions.   The respective obligations of both Buyer and
            -----------------
Seller to consummate the Transaction are subject to the satisfaction of each of the following conditions:

          (a)  Approval of Assignment Application.    The Commission shall have
granted the Assignment Application, and such grant shall be in full force and effect on the Closing Date.

          (b)  Absence of Litigation.    As of the Closing Date, no litigation,
action, suit or proceeding enjoining, restraining or prohibiting the consummation of the Transaction shall be pending before any court, the Commission or any other Governmental Authority or arbitrator; provided, however,
                                                              --------  -------
that this Section may not be invoked by a party if any such litigation, action, suit or proceeding was solicited or encouraged by, or instituted as a result of any act or omission of, such party.

          (c)  Hart-Scott-Rodino.    All applicable waiting periods under the
               -----------------
Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired.

     10.2.  Additional Conditions to Buyer's Obligation.     In addition to the
            -------------------------------------------
satisfaction of the mutual conditions contained in Section 10.1, the obligation of Buyer to consummate the Transaction is subject, at Buyer's option, to the satisfaction or waiver by Buyer of each of the following conditions:

          (a)  Representations and Warranties.    The representations and
warranties of Seller to Buyer shall be true, complete, and correct in all material respects as of the Closing Date with the same force and effect as if then made.

          (b)  Compliance with Conditions.    All of the terms, conditions and
covenants to be complied with or performed by Seller on or before the Closing Date under this Agreement and the Seller Documents shall have been duly complied with and performed in all material respects.

          (c)  Discharge of Liens.    Buyer shall have obtained, at Buyer's
expense, at least 10 days prior to Closing, a report prepared by C.T. Corporation System (or similar firm reasonably acceptable to Buyer) showing the results of searches of lien, tax, judgment and litigation records, demonstrating that the Purchased Assets are being conveyed to Buyer free and clear of all liens, security interests and encumbrances except for Permitted Encumbrances or otherwise consented to by Buyer in writing. The record searches described in the report shall have taken place no more than 15 days prior to the Closing Date.

          (d)  Third-Party Consents.   - Seller shall have obtained (i) all
required third-party consents to Buyer's assumption of the Material Contracts, such that Buyer will, after Closing, enjoy all the rights and privileges of Seller under the Material Contracts subject only to the same obligations as are binding on Seller pursuant to the Material Contracts' current terms; and (ii) all other requisite third-party consents and approvals which may be necessary to consummate the Transaction.

          (e)  Estoppel Certificates.    At Closing, Seller shall deliver to
Buyer a certificate executed by the other party to each Material Contract, dated no more than 15 days prior to the Closing Date, stating (i) that such Contract is in full force and effect and has not been amended or modified; and (ii) that Seller is not in breach or default under such Material Contract, and that no event has occurred that, with notice or the passage of time or both, would constitute a breach or default thereunder by Seller.

          (f) No Material Adverse Change. Neither the Station nor the Purchased Assets shall have suffered a material adverse change since the date of this Agreement, and there shall have been no changes since the date of this Agreement in the business, operations, condition (financial or otherwise), properties, assets or liabilities of Seller, of the Station or of the Purchased Assets, except changes contemplated by this Agreement and changes which are not (either individually or in the aggregate) materially adverse to the Station.

          (g)  Opinion of Seller's Counsel.    At Closing, Seller shall deliver
to Buyer the written opinion or opinions of Seller's counsel, dated the Closing Date, in scope and form satisfactory to Buyer, to the following effect:

          (1) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia, with all requisite corporate power and authority to enter into and perform this Agreement.

          (2) This Agreement has been duly executed and delivered by Seller and such action has been duly authorized by all necessary corporate action. This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms subject to bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium and similar laws relating to or affecting creditors' and other obligees' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

          (3) None of (i) the execution and delivery of this Agreement, (ii) the consummation of the Transaction, or (iii) compliance with the terms and conditions of this Agreement will, with or without the giving of notice or lapse of time or both, conflict with, breach the terms and conditions of, constitute a default under, or violate Seller's articles of incorporation or bylaws, any law, rule, regulation or other requirement of any Governmental Authority, or any judgment, decree, order, agreement, lease or other instrument to which Seller is a party or by which Seller, the Station or any of the Seller's assets, including the Purchased Assets, may be bound or affected.

          (4) To such counsel's knowledge, based on a search of court dockets as shall be reasonably satisfactory to Buyer's counsel, no suit, action, claim or proceeding is pending or threatened that questions or may affect the validity of any action to be taken by Seller pursuant to this Agreement or that seeks to enjoin, restrain or prohibit Seller from carrying out the Transaction.

          (5) To such counsel's knowledge, based on a search of court dockets as shall be reasonably satisfactory to Buyer's counsel, there is no outstanding judgment, or any suit, action, claim or proceeding pending, threatened or deemed by Seller's counsel to be probable of assertion, or any governmental proceeding or investigation in progress (other than proceedings affecting radio broadcasters generally) that could reasonably be expected to have an adverse effect upon the Purchased Assets or upon the business or operations of the Station after Closing.

          (6) Seller is the authorized legal holder of the FCC Licenses, the FCC Licenses are in full force and effect, and the FCC Licenses are not the subject of any pending license renewal application. To counsel's knowledge, there are no applications pending before the Commission with respect to the Station.

          (7) The Commission has consented to the assignment of the FCC Licenses to Buyer and that consent has become a Final Order, unless the requirement for a Final Order is waived by Buyer.

          (8) To counsel's knowledge, there is no Commission investigation, notice of apparent liability or order of forfeiture, pending or outstanding against the Station, or any complaint, petition to deny or proceeding against or involving the Station pending before the Commission, except for rule making proceedings of general applicability to the broadcast industry.

     The foregoing opinions shall be for the benefit of and may be relied on by Buyer and Buyer's lenders. In rendering such opinions, Seller's counsel may rely upon such corporate records of Seller and such certificates of public officials and officers of Seller.

          (h) Final Order . The Commission's action granting the Assignment Application shall have become a Final Order.

          (i) Financial Statements. The financial information set forth in the Station's Financial Statements for the year ending December 31, 1998, and for the period ending thirty (30) days prior to the Closing Date fairly and accurately reflect the financial performance and results of operation of the Station for those periods.

          (j) Trade Balance. The Trade Balance, if negative, will not exceed Five Thousand Dollars ($5,000).

          (k) Compensation. Seller shall have satisfied all amounts due employees for compensation, whether pursuant to the terms of a written agreement or otherwise, including bonuses, vacation and sick pay and reimbursement of expenses, that have accrued as of the Closing.

          (l) Studio Site Lease. At Buyer's sole option, Seller, the owner of the Studio Site, shall have entered into a written lease substantially in the form of Exhibit 2 attached hereto for the real property described in Section
6.13 for a minimum six-month period.

          (m) Transmitter Site Lease. Seller, the owner of the Transmitter Site, shall have entered into a written lease substantially in the form of
Exhibit 3 attached hereto for the real property described in Section 6.13 and any equipment associated with the operation of the Station at that site for a minimum of fifteen (15) years, with options to renew.

          (n) License Application. The pending license application (File No. BMLH-981007KA) shall have been granted.

          (o)  Closing Documents.    At the Closing Seller shall deliver to
Buyer (i) such assignments, bills of sale and other instruments of conveyance as are necessary to vest in Buyer title to the Purchased Assets, all of which documents shall be dated as of the Closing Date, duly executed by Seller and in form reasonably acceptable to Buyer; (ii) a certificate, dated the Closing Date, executed by Seller's President certifying as to those matters set forth in
Section 10.2(a) and (b); and (iii) copies of Seller's corporate resolutions authorizing the Transaction, each certified as to accuracy and completeness by Seller's Secretary.

     10.3.  Additional Conditions to Seller's Obligation.    In addition to
            --------------------------------------------
satisfaction of the mutual conditions contained in Section 10.1, the obligation of Seller to consummate the Transaction is subject, at Seller's option, to the satisfaction or waiver by Seller of each of the following conditions:

          (a)   Representations and Warranties.    The representations and
warranties of Buyer to Seller shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made.

          (b)  Compliance with Conditions.    All of the terms, conditions and
covenants to be complied with or performed by Buyer on or before the Closing Date under this Agreement shall have been duly complied with and performed in all material respects.

          (c)  Assumption of Liabilities.    Buyer shall assume and agree to
pay, perform and discharge Seller's obligations under the Contracts, Sales Agreements and Trade Agreements to the extent Buyer has expressly agreed to assume such obligations pursuant to Section 4.4.

          (d)  Payment.   Buyer shall pay Seller the Purchase Price due at
Closing, as provided in Section 4.2.

          (e)  Closing Documents.    Buyer shall deliver to Seller at the
Closing (i) copies of Buyer's corporate resolutions authorizing the Transaction certified as to accuracy and completeness by Buyer's Secretary; and (ii) a certificate, dated the Closing Date, executed by Buyer's President certifying as to those matters set forth in Section 10.3(a) and (b).

11.0.  CLOSING.   The Closing Date shall be on or before the tenth day after the
       -------
date on which the Commission grant of the Assignment Application becomes a Final Order, or, at Buyer's option, if finality is waived, within fifteen (15) days after grant of the Assignment Application or such other time as Seller and Buyer shall mutually agree. Closing shall take place at 10:00 a.m. on the Closing Date at the offices of Buyer's counsel, Kirkland & Ellis, 655 15th Street, NW, Suite 1200, Washington, D.C. 20005.

12.0.  PRORATIONS.
       ----------

     12.1.  Apportionment of Expenses.   Seller shall be responsible for all
            -------------------------
expenses arising out of the business of the Station until 11:59 p.m. on the Closing Date, and Buyer shall be responsible for all expenses arising out of the business of the Station after 11:59 p.m. on the Closing Date to the extent such expenses relate to liabilities assumed by Buyer pursuant to Section 4.4. All overlapping expenses shall be prorated or reimbursed, as the case may be, as of 11:59 p.m. on the Closing Date.

     12.2.  Determination and Payment.   Prorations shall be made, insofar as
            -------------------------
feasible, at Closing and shall be paid by way of adjustment to the Purchase Price. As to the prorations that cannot be made at Closing, the parties shall, within ninety (90) days after the Closing Date, make and pay all such prorations. If the parties are unable to agree upon all such prorations within that 90-day period, then any disputed items shall be referred to a firm of independent certified public accountants, mutually acceptable to Seller and Buyer, whose decision shall be final, and whose fees and expenses shall be allocated between and paid by Seller and Buyer, respectively, to the extent that such party does not prevail on the disputed matters decided by the accountants.

13.0.  POST-CLOSING OBLIGATIONS.    - The parties covenant and agree as follows
       ------------------------     -
with respect to the period subsequent to Closing:

     13.1.  Collection of Accounts Receivable.   At Closing, Seller shall assign
            ---------------------------------
to Buyer, for purposes of collection only, all of the Accounts Receivable that are outstanding and unpaid on the Closing Date, except for those Accounts Receivable which Seller has instituted litigation to collect as of the date of this Agreement and which are identified on Schedule 6.3. Buyer shall use such efforts as are reasonable and in the ordinary course of business to collect those Accounts Receivable for a period of ninety (90) days following the Closing Date (the "Collection Period"). This obligation, however, shall not extend to the institution of litigation, employment of counsel or any other extraordinary means of collection. So long as those Accounts Receivable are in Buyer's possession, neither Seller nor its agents shall make any solicitation of them for collection purposes or institute litigation for the collection of any amounts due thereunder. All payments received by

Buyer during the Collection Period from any person obligated with respect to any Accounts Receivable shall be applied first to Seller's account, and only after full satisfaction thereof, to Buyer's account; provided, however, that if
                                                     --------  -------
that if that customer instructs Buyer to apply such payment to amounts owed by such customer to Buyer or the amount paid correlates to the amount of Buyer's invoice to such customer, Buyer may apply such payments to its own invoices without first applying any of such amount to Seller's account; and provided
                                                                   --------
further that if, during the Collection Period, and provide any account debtor
--------
contests the validity of its obligation with respect to any Account Receivable, then Buyer shall return that Account Receivable to Seller after which Seller shall be solely responsible for the collection thereof. Buyer shall not have the right to compromise, settle, or adjust the amounts of any of the Accounts Receivable without Seller's prior written consent. One hundred (100) days after the Closing Date, Buyer shall furnish Seller with a list of Accounts Receivable collected during the applicable period accompanied by a payment equal to the amount of such collections, less any salesperson's, agency, and representative commissions applicable thereto that are deducted and paid by Buyer from the proceeds of such collections. Any Accounts Receivable that are not collected during the Collection Period shall be reassigned to Seller after which Buyer shall have no further obligation to Seller with respect to the Accounts provided, however, that all funds subsequently received by Buyer (without time
--------  -------
limitation) that can be specifically identified, whether by accompanying invoice or otherwise, as a payment on the Accounts Receivable shall be paid over or forwarded to Seller.

     13.2.  Indemnification.
            ---------------

          (a)  Buyer's Right to Indemnification.    Seller hereby indemnifies
and holds Buyer, its officers, directors, shareholders and assigns harmless from and against (i) any breach, misrepresentation, or violation of any of Seller's representations, warranties, covenants, or other obligations contained in this Agreement or in any Seller Document; (ii) all obligations and liabilities of Seller and/or the Station not expressly assumed by Buyer pursuant to Section 4.4; and (iii) all claims by third parties (including employees) against Buyer attributable to the operation of the Station and/or the use or ownership of the Purchased Assets prior to Closing. This indemnity is intended by Seller to cover all actions, suits, proceedings, claims, demands, assessments, adjustments, interest, penalties, costs and expenses (including, reasonable fees and expenses of counsel), whether suit is instituted or not and, if instituted, whether at the trial or appellate level, with respect to any and all of the specific matters set forth in this indemnity.

          (b)  Seller's Right to Indemnification.    Buyer hereby indemnifies
and holds Seller, its officers, directors, shareholders and assigns harmless from and against (i) any breach, misrepresentation or violation of any of Buyer's representations, warranties, covenants or obligations contained in this Agreement; (ii) all obligations and liabilities expressly assumed by Buyer hereunder pursuant to Section 4.4; and (iii) all claims by third parties against Seller attributable to Buyer's operation of the Station after Closing. This indemnity is intended by Buyer to cover all actions, suits, proceedings, claims, demands, assessments, adjustments, interest, penalties, costs and expenses (including reasonable fees and expenses of counsel), whether suit is instituted or not and, if instituted, whether at the trial or appellate level, with respect to any and all of the specific matters set forth in this indemnity.

          (c)  Procedure for Indemnification.    The procedure for
indemnification shall be as follows:


          (1) The party claiming indemnification (the "Claimant") shall give written notice to the party from which indemnification is sought (the "Indemnitor") promptly after the Claimant learns of any claim or proceeding covered by the foregoing agreements to indemnify and hold harmless and failure to provide prompt notice shall not be deemed to jeopardize Claimant's right to demand indemnification, provided, that, Indemnitor is not prejudiced by the
                        --------  ----
delay in receiving notice.

          (2) With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have 15 days to make any investigation of the claim that the Indemnitor deems necessary or desirable, or such lesser time if a 15-day period would jeopardize any rights of Claimant to oppose or protest the claim. For the purpose of this investigation, the Claimant agrees to make available to the Indemnitor and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 15-day period, or lesser period if required by this section (or any mutually agreed upon extension hereof) the Claimant may seek appropriate legal remedies.

          (3) The Indemnitor shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such claim, provided,
                                                                      --------
that, Indemnitor acknowledges in writing to Claimant that Indemnitor would
----
assume responsibility for and demonstrates its financial ability to satisfy the claim should the party asserting the claim prevail. In the event that the Indemnitor shall not satisfy the requirements of the preceding sentence or shall elect not to undertake such defense, or within 15 days after notice of any such claim from the Claimant shall fail to defend, the Claimant shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnitor. Anything in this Section 13.2(c)(3) to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Claimant other than as a result of money damages or other money payments, the Claimant shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the claim, (ii) the Indemnitor shall not, without the Claimant's written consent, settle or compromise any claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the plaintiff to the Claimant of a release from all liability in respect of such claim, and (iii) in the event that the Indemnitor undertakes defense of any claim consistent with this Section, the Claimant, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnitor and its counsel or other representatives concerning such claim and the Indemnitor and the Claimant and their respective counsel or other representatives shall cooperate with respect to such claim.

          (d)  Assignment of Claims.    If any payment is made pursuant to this
Section 13.2, the Indemnitor shall be subrogated to the extent of such payment to all of the rights of recovery of Claimant, and Claimant shall assign to Indemnitor, for its use and benefit, any and all claims, causes of actions, and demands of whatever kind and nature that Claimant may have against the person, firm, corporation or entity giving rise to the loss for which payment was made. Claimant agrees to reasonably cooperate in any efforts by Indemnitor to recover such loss from any person, firm, corporation or entity.

          (e)  Indemnification Not Sole Remedy.    The right to indemnification
provided for in this Section shall not be the exclusive remedy of either party in connection with any breach by the other party of its representations, warranties, covenants or other obligations hereunder, nor shall such indemnification be deemed to prejudice or operate as a waiver of any right or remedy to which either party may otherwise be entitled as a result of any such breach by the other party.

          (f) Threshold Concerning Sections 13.2(a) and (b). Notwithstanding anything to the contrary in Sections 13.2(a) and (b), the parties shall not be entitled to indemnity under Sections 13.2(a) and (b) unless the aggregate loss indemnified against thereunder exceeds $25,000 (in which case, the Claimant shall be entitled to recovery from the Indemnitor of the full amount of the loss).

     13.3 Cooperation with Respect to Financial and Tax Matters.  From the date
          ------------------------------------------------------
of Closing and for a period of three (3) years thereafter, Seller shall provide Buyer with such cooperation and information as Buyer shall reasonably request in
Buyer's: (i) analysis and review of the Financial Statements or (ii) preparation of documentation to fulfill any reporting requirements of Buyer including reports that may be filed with the Securities and Exchange Commission. Seller shall make its accountant available, including its opinions and Financial Statements for the Seller, to provide explanations of any documents or information provided hereunder and to permit disclosure by Buyer, including disclosure to any Governmental Authority.

     13.4.  Liabilities.    Following the Closing Date, Seller shall pay
            -----------
promptly when due all of the debts and liabilities of Seller relating to the Station, other than liabilities specifically assumed by Buyer hereunder.

14.  DEFAULT AND REMEDIES.
     --------------------

     14.1.  Opportunity to Cure.    If either party believes the other to be in
            -------------------
breach or in default hereunder, the former party shall provide the other with written notice specifying in reasonable detail the nature of such default. If the default has not been cured by the earlier of: (i) the Closing Date, or (ii) within 10 days after delivery of that notice (or such additional reasonable time as the circumstances may warrant provided the party in default undertakes diligent, good faith efforts to cure the default within such 10-day period and continues such efforts thereafter), then the party giving such notice may exercise the remedies available to such party pursuant to this Section, subject to the right of the other party to contest the alleged default through appropriate proceedings.

     14.2.  Seller's Remedies.    Buyer recognizes that if the Transaction is
            -----------------
not consummated as a result of Buyer's default, Seller would be entitled to compensation, the extent of which is extremely difficult and impractical to ascertain. To avoid this problem, the parties agree that if the Transaction is not consummated due to the default of Buyer, Seller, provided that Seller is not in default and has otherwise complied with its obligations under this Agreement, shall be entitled to the Initial Escrow

Deposit, with interest earned thereon. The parties agree that this sum shall constitute liquidated damages and shall be in lieu of any other relief to which Seller might otherwise be entitled due to Buyer's failure to consummate the Transaction as a result of a default by Buyer.

     14.3.  Buyer's Remedies.    Seller agrees that the Purchased Assets include
            ----------------
unique property that cannot be readily obtained on the open market and that Buyer will be irreparably injured if this Agreement is not specifically enforced. Therefore, Buyer shall have the right specifically to enforce Seller's performance under this Agreement, and Seller agrees (i) to waive the defense in any such suit that Buyer has an adequate remedy at law and (ii) to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. If Buyer elects to terminate this Agreement as a result of Seller's default instead of seeking specific performance, Buyer shall be entitled to the return of the Initial Escrow Deposit together with all interest earned thereon, and in addition thereto, to initiate a suit for damages with such damages not to exceed $200,000. The parties agree that this sum shall be the maximum amount to which Buyer might otherwise be entitled due to Seller's failure to consummate the Transaction as a result of a default by Seller.

15.0.  TERMINATION OF AGREEMENT.
       ------------------------

     15.1.  Failure to Close.   This Agreement may be terminated at the option
            ----------------
of either party upon written notice to the other if the Commission has not granted the Assignment Application within nine (9) months after the Commission accepts the Assignment Application for filing or may be terminated by Buyer if the Commission's action granting the Assignment Application has not become a Final Order within twelve (12) months after the Commission accepts the Assignment Application for filing; provided, however, that a party may not
                                   --------  -------
terminate this Agreement if such party is in default hereunder, or if a delay in any decision or determination by the Commission respecting the Assignment Application has been caused or materially contributed to (i) by any failure of such party to furnish, file or make available to the Commission information within its control; (ii) by the willful furnishing by such party of incorrect, inaccurate or incomplete information to the Commission; or (iii) by any other action taken by such party for the purpose of delaying the Commission's decision or determination respecting the Assignment Application. This Agreement may also be terminated upon the mutual agreement of Buyer and Seller. In the event of termination pursuant to this Section, the Initial Escrow Deposit, together with all interest earned thereon, shall be returned to Buyer and the parties shall be released and discharged from any further obligation hereunder unless the failure to consummate the Transaction is attributable to Buyer's default, and Seller is not in default and has otherwise complied with its obligations under this Agreement, in which case the Initial Escrow Deposit plus interest earned thereon shall be released to Seller as liquidated damages pursuant to Section 14.2.

     15.2.  Designation for Hearing.    The time for approval provided in
            -----------------------
Section 15.1 notwithstanding, either party may terminate this Agreement upon written notice to the other, if, for any reason, the Assignment Application is designated for hearing by the Commission, provided, however, that written notice
                                          --------  -------
of termination must be given within 10 days after release of the hearing designation order and that the party giving such notice is not in default and has otherwise complied with its obligations under this Agreement. Upon termination pursuant to this Section, the Initial Escrow Deposit together with all interest earned thereon shall be returned to Buyer and the parties shall be released and discharged from any further obligation hereunder,provided,
                                                                       --------
however, that if the designation for hearing is predicated upon breach by either
-------
party of a representation, warranty or covenant contained in this Agreement, the nonbreaching party may, in addition to termination, pursue the remedies available to such non-breaching party provided in Sections 14.2 and 14.3.

16.0.  GENERAL PROVISIONS.
       ------------------

     16.1.  Brokerage.     Seller and Buyer represent to each other that neither
            ---------
party has dealt with a broker in connection with the Transaction, except that Seller has retained Media Venture Partners. No finders fee is due to any person or entity in connection with the Transaction except for Media Venture Partners and such fee shall be paid by Seller at Closing.

     16.2.  Fees.    All Commission filing fees for the Assignment Application,
            ----
and all recording costs, transfer taxes, sales tax, document stamps and other similar charges shall be paid one-half by Seller and one-half by Buyer. Except as otherwise provided herein, all other expenses incurred in connection with this Agreement or the Transaction shall be paid by the party incurring those expenses whether or not the Transaction is consummated.

     16.3.  Notices.    All notices, requests, demands and other communications
            -------
pertaining to this Agreement shall be in writing and shall be deemed duly given when (i) delivered personally (which shall include delivery by Federal Express or other recognized overnight courier service that issues a receipt or other confirmation of delivery) to the party for whom such communication is intended,
(ii) delivered by facsimile transmission or (iii) three business days after the date mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:



               If to Seller:

               Mr. Hubert N. Hoffman, Jr., President
               Hoffman Communications, Inc.
               2461 Eisenhower Avenue
               Alexandria, VA  22331

               with a copy (which shall not constitute notice) to:

               Michael Perine, Esq.
               Hoffman Management, Inc.
               2461 Eisenhower Avenue.
               Alexandria, VA  22331

               If to Buyer:

               Mr. Alfred C. Liggins, President
               Radio One, Inc.
               5900 Princess Garden Parkway
               8th Floor
               Lanham, MD  20706
               Fax: (301) 306-9694

               with a copy (which shall not constitute notice) to:

               Linda J. Eckard, Esq.
               Radio One, Inc.
               5900 Princess Garden Parkway
               8th Floor
               Lanham, MD  20706
               Fax:  (301) 306-9638


Either party may change its address for notices by written notice to the other given pursuant to this Section. Any notice purportedly given by a means other than as set forth in this Section shall be deemed ineffective.

     16.4.  Assignment.    Neither party may assign this Agreement without the
            ----------
other party's express prior written consent, provided, however, Buyer may assign
                                             --------  -------
its rights and obligations pursuant to this Agreement without Seller's consent prior to closing to (i) an entity which is a subsidiary or parent of Buyer or to an entity owned or controlled by Buyer or its principals or (ii) to Buyer's lenders as collateral for any indebtedness incurred by Buyer; and subsequent to closing to (x) any entity which acquires all or substantially all of the Purchased Assets or (y) to Buyer's lenders as collateral for any indebtedness incurred by Buyer. Subject to the foregoing, this Agreement shall be binding on, inure to the benefit of, and be enforceable by the original parties hereto and their respective successors and permitted assignees.

     16.5.  Exclusive Dealings.    For so long as this Agreement remains in
            ------------------
effect, neither Seller nor any person acting on Seller's behalf shall, directly or indirectly, solicit or initiate any offer from, or conduct any negotiations with, any person or entity concerning the acquisition of all or any interest in any of the Purchased Assets or the Station, other than Buyer or Buyer's permitted assignees.

     16.6.  Third Parties.   Nothing in this Agreement, whether express or
            -------------
implied, is intended to: (i) confer any rights or remedies on any person other than Seller, Buyer and their respective successors and permitted assignees; (ii) relieve or discharge the obligations or liability of any third party; or (iii) give any third party any right of subrogation or action against either Seller or Buyer.

     16.7.  Indulgences.   Unless otherwise specifically agreed in writing to
            -----------
the contrary: (i) the failure of either party at any time to require performance by the other of any provision of this Agreement shall not affect such party's right thereafter to enforce the same; (ii) no waiver by either party of any default by the other shall be taken or held to be a waiver by such party of any other preceding or subsequent default; and (iii) no extension of time granted by either party for the performance of any obligation or act by the other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

     16.8.  Survival of  Representations  and  Warranties.    The
            ---------------------------------------------
representations, warranties, and indemnification obligations of Buyer and the representations, warranties and indemnification obligations of Seller contained in Section 6.5, but only to the extent such section represents that the Station is operating in compliance with the FCC Licenses, Communications Act and FCC rules; Section 6.6, but only to the extent such section represents that all Equipment is serviceable, in good operating condition and is not in imminent need of repair; Section 6.13, but only to the extent such section represents that all mechanical and structural components are in good operating condition and repair; and Section 6.15 (a) and (b) shall survive for nine (9) months after the Closing Date except that claims properly asserted within the nine (9) month period shall survive until finally and fully resolved; provided, however, that
                                                       --------  -------
Seller's representations and warranties in all other sections and Sections 6.5, 6.6, 6.13 and 6.15 to the extent not limited above and Buyer's indemnification rights with respect thereto and with respect to Section 13.2(a)(ii) shall survive the Closing until the end of the applicable statute of limitations period.

     16.9.  Prior Negotiations.   This Agreement supersedes in all respects all
            ------------------
prior and contemporaneous oral and written negotiations, understandings and agreements between the parties with respect to the subject matter hereof. All of such prior and contemporaneous negotiations, understandings and agreements are merged herein and superseded hereby.

     16.10.  Exhibits and Schedules.  The Exhibits and Schedules attached hereto
             ----------------------
or referred to herein are a material part of this Agreement, as if set forth in full herein.

     16.11.  Entire Agreement; Amendment. This Agreement, the Exhibits and
             ---------------------------
Schedules to this Agreement set forth the entire understanding between the parties in connection with the Transaction, and there are no terms, conditions, warranties or representations other than those contained, referred to or provided for herein and therein. Neither this Agreement nor any term or provision hereof may be altered or amended in any manner except by an instrument in writing signed by each of the parties hereto.

     16.12.  Counsel/Interpretation. Each party has been represented by its own
             ----------------------
counsel in connection with the negotiation and preparation of this Agreement. This Agreement shall be fairly interpreted in accordance with its terms and, in the event of any ambiguities, no inferences shall be drawn against either party.

     16.13.  Governing Law, Jurisdiction. This Agreement shall be governed by,
             ---------------------------
and construed and enforced in accordance with the laws of the State of Virginia without regard to the choice of law rules utilized in that jurisdiction. Buyer and Seller each (a) hereby irrevocably submit to the jurisdiction of the courts of that state and (b) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Buyer and Seller each hereby consent to service of process by registered mail at the address to which notices are to be given. Each of Buyer and Seller agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other party hereto. Final judgment against Buyer or Seller in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; provided,however that any party may at its
                                     -------- -------

option bring suit, or institute other proceedings, in any state or federal court of the United States or of any country or place where the other party or its assets, may be found.

     16.14.  Severability. If any term of this Agreement is illegal or
             ------------
unenforceable at law or in equity, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

     16.15.  Counterparts. This Agreement may be signed in any number of
             ------------
counterparts with the same effect as if the signature on each such counterpart were on the same instrument. Each fully executed set of counterparts shall be deemed to be an original, and all of the signed counterparts together shall be deemed to be one and the same instrument.

     16.16.  Further Assurances. Seller shall at any time and from time to time
             ------------------
after the Closing execute and deliver to Buyer such further conveyances, assignments and other written assurances as Buyer may request to vest and confirm in Buyer (or its assignee) the title and rights to and in all the Purchased Assets to be and intended to be transferred, assigned and conveyed hereunder.

     IN WITNESS WHEREOF, and to evidence their assent to the foregoing, Seller and Buyer have executed this Asset Purchase Agreement under seal as of the date first written above.


                         SELLER:

                         HOFFMAN COMMUNICATIONS, INC.


                         By: /s/ Hubert N. Hoffman, Jr.
                             ----------------------------
                              Hubert N. Hoffman, Jr.
                              President



                         BUYER:

                         RADIO ONE, INC.


                         By: /s/ Alfred C. Liggins
                             ---------------------
                              Alfred C. Liggins
                              President